UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 29, 2006
BROADCOM CORPORATION
(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	000-23993 (Commission File Number)	33-0480482 (IRS Employer Identification No.)
16215 Alton Parkway, Irvine, California 92618
(Address of Principal Executive Offices)(Zip Code)
Registrant’s telephone number, including area code: (949) 926-5000
Not Applicable
(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) As previously announced, in connection with Broadcom Corporation’s voluntary review of its equity award practices, the Audit Committee of the Board of Directors has determined, with the concurrence of Broadcom’s outside counsel and Ernst & Young LLP, its independent registered public accounting firm, that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations, the applicable measurement dates for certain stock options awarded during the period between June 1998 and May 2003 under Broadcom’s 1998 Stock Incentive Plan, as amended and restated, differ from the measurement dates previously used in accounting for such awards. Broadcom is restating its prior financial statements to reflect additional non-cash stock-based compensation and other additional expenses resulting from adjustments to the APB 25 measurement dates for the affected stock options. Each affected stock option entitles the holder to acquire shares of Broadcom Class A or Class B common stock, as the case may be, upon exercise and payment of the exercise price per share stated in the option agreement.
     Some of the stock options subject to adjusted APB 25 measurement dates may also constitute below-market option grants for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). However, the tax treatment provided under Section 409A does not necessarily apply to any specific option grant with an adjusted APB 25 measurement date, for two reasons. First, a stock option will be subject to taxation under Section 409A only if it was granted with an exercise price below the fair market value of the underlying shares on the grant date and was not vested as of December 31, 2004. Secondly, Section 409A does not require valuation under APB 25.
     On December 29, 2006 Broadcom entered into a Stock Option Amendment Agreement (each, an “Agreement”) with each of David A. Dull, Senior Vice President, Business Affairs, General Counsel and Secretary; Bruce E. Kiddoo, Vice President, Acting Chief Financial Officer and Corporate Controller; and Thomas F. Lagatta, Senior Vice President, Worldwide Sales. The Agreements increased the per share exercise prices previously in effect for the shares of Broadcom Class A common stock purchasable under certain portions of the respective outstanding options held by Messrs. Dull, Kiddoo and Lagatta that are subject to adjusted APB 25 measurement dates. In each instance, the amended exercise price per share is equal to the closing price per share of the Class A common stock on the Nasdaq National Market on the adjusted measurement date determined by Broadcom for that option under APB 25. Such increase in the exercise price will also avoid any potential taxation of those options under Section 409A, and any comparable provisions of applicable state tax law, to the extent the options might otherwise be subject to such statutory provisions. The actual exercise price adjustments were as follows:

		Number of	Original	New, Amended
		Affected	Exercise Price	Exercise Price
Name	Grant Date	Option Shares*	(per share)*	(per share)*

David A. Dull	11-03-98	21,996	$13.6355	$20.5000
	11-03-98	10,254	$13.6355	$20.5000
	08-05-02	37,500	$10.4933	$10.6800
	08-05-02	130,000	$10.4933	$10.6800

Bruce E. Kiddoo	07-03-02	3,125	$10.4933	$12.7400
	07-03-02	352	$10.4933	$13.2400
	07-03-02	1,172	$10.4933	$13.0130

Thomas F. Lagatta	07-03-02	19,061	$10.4933	$12.6670
	07-03-02	18,132	$10.4933	$12.6670
	05-19-03	135,939	$13.3333	$16.6070

* Current number as adjusted for all stock splits and stock dividends on Broadcom common stock.

Except for the increases to the exercise prices per share for the option grants described above, no other terms or provisions of the original option agreements for those options have been modified.
In connection with the exercise price adjustments, Messrs. Kiddoo and Lagatta may become entitled to special payments, in the form of cash or restricted stock units, in January 2008 in the amounts of $10,941 and $525,870, respectively, in certain prescribed circumstances.
Broadcom believes that Messrs. Dull, Kiddoo and Lagatta are the only current executive officers who held outstanding stock options that, absent the exercise price increases, could be subject to potential taxation under Section 409A. Under a notice promulgated by the Internal Revenue Service, remediation of any potential Section 409A liability for outstanding stock options held by executive officers had to occur on or before December 31, 2006. Other employees have until December 31, 2007 to remediate any potential Section 409A liability for outstanding stock options.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADCOM CORPORATION, a California corporation
January 4, 2007	By:	/s/ Scott A. McGregor
Scott A. McGregor
President and Chief Executive Officer